Exhibit 99.1

Photon Dynamics Receives Notice Regarding Delaying Filing of Form 10-K

SAN JOSE, California, December 21, 2007 – Photon Dynamics, Inc. (NASDAQ: PHTN) today announced the receipt of an expected additional NASDAQ Staff Determination letter dated December 19, 2007 indicating that Photon Dynamics is not in compliance with the filing requirements for continued listing, as set forth in NASDAQ Marketplace Rule 4310(c)(14), due to the delayed filing of Photon Dynamics’ Form 10-K for the fiscal year ended September 30, 2007.  NASDAQ Marketplace Rule 4310(c)(14) requires listed companies to make all filings with the Securities and Exchange Commission  (the “SEC”) on a timely basis, as required by the Securities Exchange Act of 1934, as amended.

As previously announced on December 11, 2007, Photon Dynamics filed an extension request with the NASDAQ Listing Qualification Panel requesting an extension of time until January 23, 2008 to file its Form 10-K for the fiscal year ended September 30, 2007, which will contain Photon Dynamics’ restated financial statements as well as all information that would have been contained within Photon Dynamics’ Form 10-Q for the quarter ended June 30, 2007.  Pending a decision by the Panel, Photon Dynamics’ shares will remain listed on The NASDAQ National Market.  There can be no assurance that that the Panel will grant Photon Dynamics’ request for an extension of time to file.

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a global supplier utilizing advanced machine vision technology for market leading Liquid Crystal Display (LCD) flat panel display test and repair systems and for high performance digital imaging systems for defense, surveillance, industrial inspection and medical imaging applications.  For more information about Photon Dynamics (NASDAQ: PHTN), visit its website at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics’ intention to request a hearing before the Panel and to file restated financial statements are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to, the risk that the Company may not complete the restatement on a timely basis and that the Panel may not grant the Company’s request for continued listing.  As a result, actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Factors Affecting Operating Results" in Photon Dynamics' Annual Report on Form 10-K for the year ended September 30, 2006 as filed with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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